UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, Stephen M. Wagman, the Chief Financial Officer and an Executive Vice President of TOUSA, Inc. (the "Company") informed the Company that he intends to resign as principal financial officer of, and from all other positions with, the Company effective January 18, 2008. Mr. Wagman entered into an agreement with the Company to terminate his existing employment agreement and to act as a consultant through the end of May 2008. The agreement provides for mutual releases (including certain amounts otherwise owed to Mr. Wagman), continuation of confidentiality requirements, payment to Mr. Wagman of $212,333 and earned vacation time, and COBRA reimbursement during the four month period.

Tommy L. McAden, who serves as Executive Vice President and is a Director of the Company, has been named Chief Financial Officer of the Company and therefore principal financial officer. Mr. McAden’s employment agreement has been amended to reflect his new position and provide for a base salary of $750,000 per annum with a target bonus of an equal amount.

Mr. McAden has been a director of the Company and our Executive Vice President since May 2005. Mr. McAden served as our Senior Vice President from April 2004 to May 2005. Mr. McAden also served as our Vice President of Finance and Administration, Chief Financial Officer, and Treasurer from June 2002 to April 2004. Mr. McAden served as a director, Vice President, and Chief Financial Officer of TOI, a predecessor of the Company, from January 2000 to June 2002. From 1994 to December 1999, Mr. McAden was Chief Accounting Officer of Pacific USA Holdings Corp. and Chief Financial Officer of Pacific Realty Group, Inc., which was our former 80% stockholder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

January 22, 2008	By:	/s/ Angela Valdes

Name: Angela Valdes
Title: Vice-President and Chief Accounting Officer